Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated March 31, 2010, and dated on October 27, 2010 for the restatements relating to the consolidated balance sheets for Jingwei International Limited as of December 31, 2009, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bernstein & Pinchuk LLP

New York, New York
March 16, 2011